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                                                                     EXHIBIT 4.1

                              SCHEDULE 1.6(a)(iii)

                                  PROXIM, INC.
                          REGISTRATION RIGHTS AGREEMENT

     This Registration Rights Agreement (this "Agreement") is made and entered into as of September 27, 2000 by and between Proxim, Inc., a Delaware corporation (the "Company"), and Siemens Aktiengesellschaft, a German corporation ("Siemens AG"), and Siemens Information and Communication Mobile LLC, a Delaware limited liability company ("Siemens ICM" and together with Siemens AG, the "Stockholders").

                                    RECITALS

     WHEREAS, the Company and the Stockholders have entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") dated as of September 27, 2000 pursuant to which, among other things, the Company has purchased certain assets and assumed certain liabilities of the Stockholders, all as fully set forth and described in the Asset Purchase Agreement. Unless otherwise provided herein, all capitalized terms shall have the meanings set forth in the Asset Purchase Agreement.

     WHEREAS, the Asset Purchase Agreement provides that the Stockholders shall be granted certain registration rights and other rights, all as more fully set forth herein.

     NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.   REGISTRATION RIGHTS

          (a)  Definitions. For purposes of this Section 1:

               (i) Registration. The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act of 1933, as amended, (the "Securities Act"), and the declaration or ordering of effectiveness of such registration statement

               (ii) Registrable Securities. The term "Registrable Securities" means: (x) 500,000 shares of Common Stock of the Company acquired by the Stockholders from the Company pursuant to the Asset Purchase Agreement (the "Acquired Shares"); and (y) any shares of Common Stock of the Company or other securities of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, any of the securities described in the immediately preceding clause (x) or (y). Notwithstanding the foregoing, "Registrable Securities" shall exclude any Registrable Securities sold by a person in a transaction in which rights under this Section 1 are not assigned in accordance with this Agreement or any Registrable Securities sold in a public offering, whether sold pursuant to Rule 144 promulgated under the Securities Act, or in a registered offering, or otherwise.

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               (iii) Registrable Securities Then Outstanding. The number of shares of "Registrable Securities then outstanding" shall mean the number of shares of Acquired Shares, shares of Common Stock and other securities that are Registrable Securities and are then issued and outstanding.

               (iv) Holder. For purposes of this Section 1, the term "Holder" means Stockholders or any subsidiary or affiliate of Stockholders owning of record Registrable Securities that have not been sold to the public or pursuant to Rule 144 promulgated under the Securities Act or any permitted assignee of record of such Registrable Securities to whom rights under this Section 1 have been duly assigned in accordance with Section 4 of this Agreement.

               (v) Form S-3. The term "Form S-3" means such form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

          (b)  Demand Registration.

               (i) Request by Holders. If, at any time following the first anniversary of the Closing Date, as defined in the Asset Purchase Agreement, during which the Company is not eligible to file a registration statement on Form S-3, the Company receives a written request from Holders with respect to not less than twenty-five percent (25%) of the Acquired Shares issued as of the Closing Date that the Company file a registration statement under the Securities Act on Form S-1 or such other form as such Holders may request covering the registration of Registrable Securities, then the Company shall, within ten (10) business days of the receipt of such written request, give written notice of such request ("Request Notice") to all Holders, and use commercially reasonable efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice; provided that the Company shall not be obligated to effect any such registration if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this
Section 1(b) or Section 1(c) or (d), other than a registration from which the Registrable Securities of Holders have been excluded with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration; provided, further, that the Company shall have no obligation to file any registration statement contemplated by this Section 1(b) if the expected gross proceeds of the sale of Registrable Securities under such registration statement, based on the market price of the Common Stock as of the date of the initial request for such registration delivered by the Holders, does not exceed Three Million Dollars ($3,000,000). If requested by such Holders, the Company shall register such Registrable Securities on Form S-1 or any successor registration form.

               (ii) Underwriting. If the Holders initiating the registration request under this Section 1(b) ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request, and the Company shall include such information in the written notice referred to in
Section 1(b)(i). In such event, the right of any Holder to include its Registrable

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Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the initiating Holders and such Holder determined based on the number of Registrable Securities held by such Holders being registered). All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company (including a market stand-off agreement of up to 180 days if required by such underwriters). Notwithstanding any other provision of this Section 1(b), if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten then the Company shall so advise all Holders of Registrable Securities that would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company and any selling securityholder other than the Holders are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration.

               (iii) Maximum Number of Demand Registrations. The Company shall be obligated to effect only three (3) such registrations pursuant to this
Section 1(b).

               (iv) Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 1(b), a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its stockholders for such registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

               (v) Expenses. All expenses incurred in connection with any registration pursuant to this Section 1(b), including all federal and "blue sky" registration, filing and qualification fees, printer's and accounting fees, and fees and disbursements of counsel for the Company (but excluding underwriters' discounts and commissions relating to shares sold by the Holders and any fees and disbursements of counsel to the Holders), shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 1(b) shall bear such Holder's proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 1(b) if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of such majority agree that such registration constitutes the

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use by the Holders of one (1) demand registration pursuant to this Section 1(b)
(in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (l) such demand registration); provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change relating to the business or operations of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to this Section 1(b).

          (c) Piggyback Registrations. Following the first anniversary of the Closing Date, as defined in the Asset Purchase Agreement, the Company shall notify all Holders of Registrable Securities in writing at least twenty (20) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any employee benefit plan or any merger or other corporate reorganization) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

               (i) Underwriting. If a registration statement under which the Company gives notice under this Section 1(c) is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder's Registrable Securities to be included in such a registration pursuant shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting (including a market stand-off agreement of up to 180 days if required by such underwriters); provided, however, that it shall not be considered customary to require any of the Holders to provide representations and warranties regarding the Company or indemnification of the underwriters for material misstatements or omissions in the registration statement or prospectus for such offering. Notwithstanding any other provision of this Agreement, if the managing underwriter determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting; provided; however, that the securities to be included in the registration and the underwriting shall be allocated, (A) first to the Company (provided, however, that a minimum of fifteen percent (15%) of the number of Registrable Securities that each Holder (where any Registrable Securities that are not shares of Common Stock but are exercisable or exchangeable for, or convertible into, shares of Common Stock, shall be deemed

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to have been so exercised, exchanged or converted for such purpose) must also in any event be included), (B) second, to the extent the managing underwriter determines additional securities can be included after compliance with Clause
(A), to each of the Holders (to the extent not included pursuant to Clause (A)) requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable
Securities and other securities entitled to registration then held by each such Holder, and (C) third, to the extent the managing underwriter determines additional securities can be included after compliance with Clauses (A) and (B), any other shares of Common Stock or other securities of the Company. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership, the Holder and the partners and retired partners of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons, and for any Holder that is a corporation, the Holder and all corporations that are affiliates of such Holder, shall be deemed to be a single "Holder," and any pro rata reduction with respect to such "Holder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "Holder," as defined in this sentence.

               (ii) Expenses. All expenses incurred in connection with a registration pursuant to this Section 1(c) (excluding underwriters' and brokers' discounts and commissions relating to shares sold by the Holders and any fees and disbursements of counsel to the Holders), including all federal and "blue sky" registration, filing and qualification fees, printers' and accounting fees, and fees and disbursements of counsel for the Company, shall be borne by the Company.

               (iii) Not Demand Registration. Registration pursuant to this
Section 1(c) shall not be deemed to be a demand registration as described in
Section 1(b) above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 1(c).

          (d) Form S-3 Registration. If, at any time after the first anniversary of the Closing Date, as defined in the Asset Purchase Agreement, the Company is so requested by any Holder, the Company shall use all reasonable commercial efforts to cause to be filed and become effective with the SEC a registration statement on Form S-3, if available, relating to all of the Registrable Securities; provided, however, that the Company shall have no obligation to file any registration statement contemplated by this Section 1(d) if the expected gross proceeds of the sale of Registrable Securities under such registration statement, based on the market price of the Common Stock as of the date of such request, does not exceed Three Million Dollars ($3,000,000). The Company shall use commercially reasonable efforts to cause any such registration statement to become effective as promptly as practicable after such filing and shall also use commercially reasonable efforts to obtain any related qualifications, registrations or other compliances that may be necessary under any applicable "blue sky" laws. In connection with such registration, the Company will:

               (i) Notice. Promptly give written notice to the Holders of the proposed registration and any related qualification or compliance; and

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               (ii) Registration. Effect such registration and all such
qualifications and compliances and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders' Registrable Securities; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 1(d) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

               (iii) Number of Form S-3 Registrations. The Company shall be obligated to effect only three (3) registrations upon the request of the Holders under this Section 1(d).

               (iv) Expenses. The Company shall pay all expenses incurred in connection with each registration requested pursuant to this Section 1(d), excluding underwriters' or brokers' discounts and commissions relating to shares sold by the Holders and any fees and disbursements of counsel to the Holders, but including federal and "blue sky" registration, filing and qualification fees, printers' and accounting fees, and fees and disbursements of counsel.

               (v) Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 1(d), a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its stockholders for such registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period, and the period of time that the Company is obligated to maintain the effectiveness of any registration statement under Clause (vii) below shall be extended for the length of any such period of deferral.

               (vi) Not Demand Registration. Form S-3 registrations shall not be deemed to be demand registrations as described in Section 1(b) above.

               (vii) Maintenance. The Company shall use all reasonable commercial efforts to maintain the effectiveness of any Form S-3 registration statement filed under this Section 1(d) until the earlier of: (a) the date on which all of the Registrable Securities have been sold; and (b) sixty (60) days after the effective date of such registration statement; provided, however, that unless all of the Registrable Securities held by the Holders as of such anniversary date could then be sold in a single transaction in accordance with Rule 144 under the Securities Act without exceeding the volume limitations thereof, if the Company receives written notice from the Holders that the Holders may be deemed to be "affiliates" of the Company for purposes of the Securities Act, the date in this Clause (b) shall be extended until the Holders advise the Company that they no longer believe it may be deemed such an "affiliate."

          (e) Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

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               (i)  Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective; provided, however, that, except as otherwise required in this Section 1, the Company shall not be required to keep any such registration statement effective for more than sixty (60) days.

               (ii) Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

               (iii) Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

               (iv) Blue Sky. Use commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

               (v) Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form (including customary indemnification of the underwriters by the Company), with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement; provided, however, that it shall not be considered customary to require any of the Holders to provide representations and warranties regarding the Company or indemnification of the underwriters for material misstatements or omissions in the registration statement or prospectus for such offering.

               (vi) Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

          (f) Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 1(b), (c) or
(d) that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.

          (g) Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 1(b), (c) or (d):

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               (i)  By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, shareholders, employees, representatives and directors of each Holder, any underwriter (as determined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, against any losses, claims, damages, or Liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"):

                    (A) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

                    (B) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or

                    (C) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, partner, officer, shareholder, employee, representative, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, shareholder, employee, representative, director, underwriter or controlling person of such Holder.

               (ii) By Selling Holders. To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder's partners, officers, shareholders, employees, representatives and directors and any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such officer or director, controlling person, underwriter or other such Holder, partner, officer, shareholder, employee, representative, director or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case

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to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such officer or director, controlling person, underwriter or other Holder, partner, officer, shareholder, employee, representative, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action: provided, however, that the indemnity agreement contained in this subsection shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further, that the total amounts payable in indemnity by a Holder under this subsection or otherwise in respect of any and all Violations shall not exceed in the aggregate the net proceeds received by such Holder in the registered offering out of which such Violations arise.

               (iii) Notice. Promptly after receipt by an indemnified party of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this section, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, to the extent that representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of liability under this Section 1(g) except to the extent the indemnifying party is prejudiced as a result thereof.

               (iv) Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was timely furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

               (v) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (A) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this section, but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this section provides for indemnification in such case, or

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(B) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this section; then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such Holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion; provided, however, that, in any such case: (X) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (Y) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

               (vi) Survival. The obligations of the Company and Holders under this Section 1(g) shall survive until the third anniversary of the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes.

          (h) Termination of the Company's Obligations. The Company shall have no obligations pursuant to this Section 1 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 1(b), (c) or (d) more than five (5) years after the date of this Agreement or if, in the opinion of counsel to the Company, all such Registrable Securities to be sold by any Holder may then be sold under Rule 144 in a single transaction without exceeding the volume limits thereunder.

          (i) No Superior Registration Rights to Third Parties. Without the prior written consent of Siemens AG, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, "piggyback" or Form S-3 registration rights described in this Section 1, or otherwise) relating to shares of the Company's Common Stock or any other securities of the Company that are superior to the rights granted under this
Section 1. The Company reserves the right to grant registration rights relating to the Company's Common Stock or any other securities of the Company that are pari passu with the rights granted to Stockholders under this Section 1.

          (j) Suspension Provisions. Notwithstanding the foregoing subsections of this Section 1, the Company shall not be required to take any action with respect to the registration or the declaration of effectiveness of the registration statement following written notice to the Holders from the Company (a "Suspension Notice") of the existence of any state of facts or the happening of any event (including pending negotiations relating to, or the consummation of, a transaction, or the occurrence of any event that the Company believes, in good faith, requires additional disclosure of material, non-public information by the Company in the registration statement that the Company believes it has a bona fide business purpose for preserving confidentiality or that renders the Company unable to comply with the published rules and regulations of the SEC promulgated under the Securities Act or the Securities Exchange Act, as in effect at any relevant time (the "Rules and Regulations") that would result in (i) the registration statement, any amendment or post-effective amendment thereto, or any document incorporated therein by reference containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or
(ii) the prospectus issued under the registration statement, any prospectus supplement, or any document incorporated therein by reference including an untrue statement of material fact or omitting to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that the Company (X) shall not issue a Suspension Notice more than once in any 12 month period, (Y) shall use its best efforts to remedy, as promptly as practicable, but in any event within 90 days of the date on which the Suspension Notice was delivered, the circumstances that gave rise to the Suspension Notice and deliver to the Holders notification that the Suspension Notice is no longer in effect and (Z) shall not issue a Suspension Notice for any period during which the Company's executive officers are not similarly restrained from disposing of shares of the Company's Common Stock. Upon receipt of a Suspension Notice from the Company, all time limits applicable to the Holders under this Section 1 shall automatically be extended by an amount of time equal to the amount of time the Suspension Notice is in effect, the Holders will forthwith discontinue disposition of all such shares pursuant to the registration statement until receipt from the Company of copies of prospectus supplements or amendments prepared by or on behalf of the Company (which the Company shall prepare promptly), together with a notification that the Suspension Notice is no longer in effect, and if so directed by the Company, the Holders will deliver to the Company all copies in their possession of the prospectus covering such shares current at the time of receipt of any Suspension Notice.

     2.   RIGHTS IN THE EVENT OF A CORPORATE EVENT

          (a) Corporate Event. A "Corporate Event" shall mean any of the following, whether accomplished through one or a series of related transactions:
(i) any transaction, other than an issuance of securities in connection with the acquisition of an unaffiliated third party in an arms length transaction, that results in a greater than thirty percent (30%) change in the total outstanding number of voting securities (which, for purposes of this Agreement, shall mean all securities of the Company that presently are, or would be upon conversion, exchange or exercise, entitled to vote in the election of directors) of the Company immediately prior to such issuance (other than any such change solely as a result of a stock split, stock dividend or other securities of the Company on a pro rata basis); (ii) an acquisition of the Company or any of its "Significant Subsidiaries" (as defined in the SEC's Rule 1-02(w) of Regulation S-X) by consolidation, merger (regardless of whether the Company is the survivor of such merger or not), share purchase or exchange or other reorganization or transaction in which the holders of the Company's or such Significant Subsidiary's outstanding voting securities immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the Company, any such Significant Subsidiary or the person issuing such securities or surviving such transaction, as the case may be, provided that this clause (ii) shall not apply to the pro rata distribution by the Company to its shareholders of all the voting securities of any of its subsidiaries; (iii) the acquisition of all or substantially all the assets of the Company or any Significant Subsidiary; (iv) the grant by the Company or any of its Significant Subsidiaries of an exclusive license for any material portion of the Company's or such Significant Subsidiary's intellectual property to a person other than Siemens AG or any of its subsidiaries; and (v) any transaction or series of related transactions that results in the failure of the majority of the members of the Company's Board of Directors immediately prior to the closing of such transaction or series of related transactions failing to constitute a majority of the Company's Board of Directors (or its successor) immediately following such transaction or series of related transactions.

          (b) Notice of Corporate Events. Until the expiration of the second anniversary of the Closing, as defined in the Asset Purchase Agreement, (such period from the date hereof through such second anniversary being referred to herein as the "Initial Rights Period"), the Company shall provide all Holders with written notice of the existence of any offer (written or oral) from any person for a proposed Corporate Event. Any notice shall be delivered to the all Holders within two (2) business days after the date the Company first becomes aware of such offer or proposed Corporate Event.

     3.   ASSIGNMENT

     The rights of the Stockholders under Section 1 are transferable to any purchaser or transferee of the Acquired Shares; provided, however, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement.

     4.   EXCHANGE ACT REPORTS

     The Company agrees to:

          (a) Use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Securities Exchange Act of 1934 (the "Exchange Act").

          (b) Furnish to each Holder forthwith upon request a written statement by the Company that it has complied with the reporting requirements of the Securities Act and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3.

          (c) Make and keep public information available as those terms are understood and defined in Rule 144 under the Securities Act.

          (d) So long as Stockholders own the Acquired Shares, furnish to the Stockholders upon request a written statement by the Company as to their compliance with the reporting requirements of Rule 144, and of the Securities Act and the Exchange Act and such other reports and documents so filed with the SEC as Stockholders may reasonably request in availing itself of any rule or regulation of the SEC allowing Stockholders to sell any such securities without registration.

     5.   INFORMATION RIGHTS

          (a) Financial Information. The Company covenants and agrees that, commencing on the date of this Agreement and continuing for so long as the Holders hold at least 40,000 Acquired Shares or shares of Common Stock issued, the Company shall:

               (i) Annual Reports. Furnish to the Holders promptly following the filing of such report with the SEC a copy of the Company's Annual Report on Form 10-K for each fiscal year, which shall include a consolidated balance sheet as of the end of such fiscal year, a consolidated statement of income and a consolidated statement of cash flows of the Company and its subsidiaries for such year, setting forth in each case in comparative form the figures from the Company's previous fiscal year, all prepared in accordance with generally accepted accounting principles and practices and audited by nationally recognized independent certified public accountants. In the event the Company shall no longer be required to file Annual Reports on Form 10-K, the Company shall, within ninety (90) days following the end of each respective fiscal year, deliver to the Holders a copy of such balance sheets, statements of income and statements of cash flows.

               (ii) Quarterly Reports. Furnish to the Holders promptly following the filing of such report with the SEC, a copy of each of the Company's Quarterly Reports on Form 10-Q, which shall include a consolidated balance sheet as of the end of the respective fiscal quarter, consolidated statements of income and consolidated statements of cash flows of the Company and its subsidiaries for the respective fiscal quarter and for the year to-date, setting forth in each case in comparative form the figures from the comparable periods in the Company's immediately preceding fiscal year, all prepared in accordance with generally accepted accounting principles and practices (except, in the case of any Form 10-Q, as may otherwise be permitted by Form 10-Q), but all of which may be unaudited. In the event the Company shall no longer be required to file Quarterly Reports on Form l0-Q, the Company shall, within forty-five (45) days following the end of each of the first three (3) fiscal quarters of each fiscal year, deliver to the Holders a copy of such balance sheets, statements of income and statements of cash flows.

          (b) SEC Filings. The Company shall deliver to the Holders copies of each other document filed with the SEC on a non-confidential basis promptly following the filing of such document with the SEC.

     6.   MISCELLANEOUS

          (a) Successors and Assigns. The terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.

          (b) Governing Law. This Agreement will be governed by and construed under the internal laws of the State of Delaware, without reference to principles of conflict of laws or choice of laws.

          (c) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

          (d) Headings. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules will, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

          (e) Notices. Any notice required or permitted under this Agreement shall be given in writing, shall be effective when received, and shall in any event be deemed received and effectively given upon personal delivery to the party to be notified or three (3) business days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, or one (1) business day after deposit with a nationally recognized courier service such as Federal Express for next business day delivery under circumstances in which such service guarantees next business day delivery, or one (1) business day after facsimile with copy delivered by registered or certified mail, in any case, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof or at such other address as the Stockholders or the Company may designate by giving at least ten (10) days advance written notice pursuant to this Section 4(e).

          (f) Amendments and Waivers. This Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of Acquired Shares representing at least a majority of the total aggregate number of Acquired Shares then outstanding (excluding any of such shares that have been sold in a transaction in which rights under Section 1 are not assigned in accordance with this Agreement or sold to the public pursuant to SEC Rule 144 or otherwise). Any amendment or waiver effected in accordance with this Section 4(f) will be binding upon the Stockholders, the Company and their respective successors and assigns. Notwithstanding the foregoing, the provisions of Sections 1 and 2 may not be amended without the written consent of the Company and the Stockholders, which may be withheld in either of their sole and absolute discretions.

          (g) Severability. If any provision of this Agreement is held to be unenforceable under applicable law, such provision will be excluded from this Agreement and the balance of the Agreement will be interpreted as if such provision was so excluded and will be enforceable in accordance with its terms.

          (h) Entire Agreement. This Agreement, together with the Asset Purchase Agreement and all exhibits and schedules hereto and thereto constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties with respect to the subject matter hereof.

          (i) Further Assurances. From and after the date of this Agreement upon the request of the Company or the Stockholders, the Company and the Stockholders will execute and deliver such instruments, documents or other writings, and take such other actions, as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

          (j) Meaning of Include and Including. Whenever in this Agreement the word "include" or "including" is used, it shall be deemed to mean "include, without limitation" or

"including, without limitation," as the case may be, and the language following "include" or "including" shall not be deemed to set forth an exhaustive list.

          (k) Fees, Costs and Expenses. All fees, costs and expenses (including attorneys' fees and expenses) incurred by either party hereto in connection with the preparation, negotiation and execution of this Agreement and the Purchase Agreement and the consummation of the transactions contemplated hereby and thereby (including the costs associated with any filings with, or compliance with any of the requirements of, any governmental authorities), shall be the sole and exclusive responsibility of such party.

          (l) Stock Splits, Dividends and other Similar Events. The provisions of this Agreement (including the number of shares of Common Stock and other securities described herein) shall be appropriately adjusted to reflect any stock split, stock dividend, reorganization or other similar event that may occur with respect to the Company after the date hereof.

             [THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                        PROXIM, INC.



                                        By: /s/ Keith E. Glover
                                            ------------------------------------


                                        Name: Keith E. Glover
                                              ----------------------------------


                                        Title: VP & CFO
                                               ---------------------------------

                                        Address:

                                        510 DeGuigne Drive
                                        Sunnyvale, California 94086
                                        Telephone No: (408) 731-2700
                                        Facsimile No: (408) 731-3670
                                        Attention: Chief Financial Officer

                                        with copies to:

                                        Wilson Sonsini Goodrich & Rosati
                                        650 Page Mill Road
                                        Palo Alto, CA 94304
                                        Telephone No: (650) 493-9300
                                        Facsimile No: (650) 493-6811
                                        Attention: Jeffrey D. Saper
                                                       Robert G. Day

                                        SIEMENS AKTIENGESELLSCHAFT



                                        By: /s/ C. Caselitz
                                            ------------------------------------


                                        Name: C. Caselitz
                                              ----------------------------------


                                        Title: General Manager DP
                                               ---------------------------------


                                        By: /s/ Gerwin Zott
                                            ------------------------------------


                                        Name: Gerwin Zott
                                              ----------------------------------


                                        Title: Head of Legal Services ICM
                                               ---------------------------------
                                        Address:

                                        Siemens Aktiengesellschaft
                                        Attention: Mr. Klaus Karl,
                                                   VP Business Development
                                        81675 Munich
                                        Grillparzerstr. 10-18
                                        Germany

                                        With a copy to:

                                        Siemens Aktiengesellschaft
                                        Rechtsabteiilung ZFR 2
                                        Hofmmannstr. 51
                                        81379
                                        Attention: Mr. Gerwin Zott

                                        SIEMENS INFORMATION AND
                                        COMMUNICATION MOBILE LLC



                                        By: /s/ Axel Meier
                                            ------------------------------------

                                        Name: Axel Meier
                                              ----------------------------------


                                        Title: Acting Chief Financial Officer
                                               ---------------------------------

                                        Address:

                                        Siemens Information and Communication
                                          Mobile LLC
                                        2200 Grand Avenue Parkway
                                        Austin, TX 78728
                                        Attention: President

                                        With a copy to:

                                        Siemens Information and Communication
                                          Mobile LLC
                                        2200 Grand Avenue Parkway
                                        Austin, TX 78728
                                        Attention: Legal Department